INDEPENDENT  AUDITOR'S  REPORT


To  The  Board  of  Directors  of  Go  Online  Networks  Corporation

We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-4 of our report dated February 25, 2000 relating to the consolidated financial statements of Go Online Networks Corporation and consolidated subsidiaries, appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the use in this Registration Statement on Form S-4 of our review report dated November 3, 2000 relating to the interim financial statements of Go Online Networks Corporation for the period ended September 30, 2000. We also consent to the reference to us under the heading "Experts" in such Prospectus.

__________________________________

MILLER & MCCOLLOM


Englewood,  Colorado
March 5, 2001